DERMISONICS' TEST WITH TYPE-2 DIABETICS
               PROVES INSULIN PATCH COMPONENT OF THE U-STRIP SYSTEM
                            DOES NOT DAMAGE THE SKIN

            REPRESENTS ANOTHER STEP FORWARD IN ACHIEVING FDA APPROVAL

Irvine, CA --- September 25, 2006. Dermisonics, Inc. (OTCBB: DMSI; FWB: FQC), a developer of painless injection-free ultrasonic transdermal drug-delivery patches and technologies with broad pharmaceutical and consumer applications, announced today that it successfully completed its HPT-3A human pilot trial of its proprietary U-Strip transdermal drug-delivery system in patients with Type-2 diabetes, demonstrating that an insulin-loaded proprietary patch does not cause skin damage or irritation.

The Company continues its HPT-2 human pilot trial, an approved investigational review board (IRB) study designed to demonstrate the ability of the U-Strip System to deliver controlled doses of insulin to patients, comparing the rate of delivery of insulin in comparison to an insulin pump. The Company anticipates completion of HPT-2 by the end of 2006.

HPT-3A Study Goal - This trial specifically examined the effects of the U-Strip insulin transdermal delivery system upon the skin of Type-2 diabetic patients. The goal of the study was to demonstrate that insulin contained within the Company's proprietary transdermal patch does not cause skin damage or irritation.

HPT-3A Study Design - The study was conducted upon 25 adult Type-2 diabetic patients of both sexes, with an average time on disease of at least 10 years. A U-Strip Low Profile Transdermal patch, containing 75 units of insulin (enough for a two-day supply for most diabetics) was fitted on the left upper arm and to the right side of the abdomen. The volunteers were tested over a five-hour test period to determine any skin sensitivity to the insulin or to the adhesive border of the patch. During this study no ultrasound was applied. The patches were loaded with conventional insulin, Humalog(R), which was supplied by Eli Lilly Co. Abbott Laboratories supplied the glucose meters, FreeStyle Flash(R), which were used in the trial to verify that the insulin was not permeating through the skin on its own. No ultrasound was applied to the skin during this study, which tested the irritancy of the insulin contact upon the skin and to a lesser degree the border adhesive's irritancy factor.

Results - The trial revealed no adverse skin reactions, no skin irritation or skin damage among any of the volunteers. This study demonstrates that the insulin-loaded patch component of the U-Strip system does not damage the skin, even


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the skin of highly sensitive Type-2 diabetics. The contract research organization that worked with the Company on the trial reported no adverse reactions to the adhesive used in the insulin patches, but some minor adhesive residue was observed around the border of the patch in some of the volunteers. This reside was easily washed away and was not a source for redness, discoloration or irritation.

Currently, people with diabetes rely on regular, frequent needle injections of insulin to control blood glucose levels. Dermisonics' proprietary U-Strip system employs proprietary microelectronics and ultrasonic technologies with a drug-carrying patch to enable the painless delivery of large-molecule drugs through the skin's natural pores and hair follicles. This successful study, and the recently completed HPT-4 human pilot trial that demonstrated that the ultrasound component of the U-Strip System did not damage the skin of highly sensitive Type-2 diabetics, are significant steps in achieving clinical approval for the U-Strip System.

About Dermisonics, Inc. - Dermisonics is an intellectual property company and advanced technology incubator that is primarily focused on the ongoing development, testing and eventual commercialization of a transdermal patch that has been designed to facilitate the efficient and needle-free delivery of drugs with large molecular structures into the bloodstream. Its breakthrough system, called the U-Strip, is based on a radical integration of microelectronics and ultrasonic science with a product-carrying patch, and represents a quantum leap in non-invasive, transdermal delivery technology. Company tests have shown that this system facilitates the transdermal delivery of insulin and has the potential to deliver at least 175 other existing drugs that at present cannot be effectively delivered through the pores of the skin using conventionally available transdermal technology due to their large molecular size. For more information visit http://www.Dermisonics.com.
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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to adverse economic conditions, intense competition, lack of


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meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, increases in general and administrative costs, termination of contracts or agreements, technological obsolescence of the Company's products, technical problems with the Company's research and products, price increases for supplies and components, litigation and administrative proceedings involving the Company, the possible acquisition of new businesses or that result in operating losses or that do not perform as anticipated, unanticipated losses, the possible fluctuation and volatility of the Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, dilution in the Company's ownership of its business, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss of key executives and research scientists, changes in interest rates, inflationary factors, and other specific risks. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

Contacts:

Dermisonics, Inc.
Bruce.Haglund@dermisonics.com
-----------------------------
Raymond.Peterson@dermisonics.com
--------------------------------
888-401-DERM (3376) Toll Free

Investor Relations Contacts:

International Market Trend
Toll-Free North America
1-877-676-4447

Michael Drepper
Phone:  +49-621-430-6130
investor-germany@dermisonics.com
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